EXHIBIT 5.1
                               RICHARDSON & PATEL
                              10900 WILSHIRE BLVD.
                                    SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 208-1183
                            FACSIMILE (310) 208-1154

                                  June 25, 2007
Sysview Technology, Inc.
1772 Technology Drive
San Jose, CA 95110

         Re:      REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

         We have acted as counsel to Sysview Technology, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-137950 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of an aggregate of up to 1,825,000 shares of the Company's common stock, par value $0.001 per share (the "Shares"), by the selling stockholders named in the Registration Statement (the "Selling Stockholders"). The Shares underlie the Company's Series B Convertible Preferred Stock and Warrants previously issued to and currently held by the Selling Stockholders.

         As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion, and, as to certain factual matters, we have relied on an Officers' Certificate from the Company. We have not undertaken any independent investigation to determine the existence or nonexistence of the facts set forth in that Officers' Certificate, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Company in this or other matters. With respect to securities issued by the Company before such time as we acted as the Company's counsel, we have relied solely upon a review of the documents produced by the Company and the above-referenced Officers' Certificate, and we expressly disclaim any undertaking to ascertain any differences that may exist with respect to securities that may have been issued in such transactions. We have also assumed that all conversions or exercises of derivative securities and all anti-dilution adjustments were done in accordance with the terms of the subject security.

            Based on the foregoing and in reliance thereon, we are of the opinion that the Shares being sold pursuant to the Registration Statement are duly authorized and will be, when issued in accordance with the terms of the applicable instruments, validly issued, fully paid and non-assessable.

         We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

            We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the General Rules and Regulations of the Commission.

                           /s/ Richardson & Patel LLP
                           ---------------------------
                             RICHARDSON & PATEL LLP